UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549







                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                      Pan Pacific Retail Properties, Inc.
                                (NAME OF ISSUER)


                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)


                                   69806L104
                                 (CUSIP NUMBER)


                               APRIL 3, 2001
          -------------------------------------------------------
          (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE
IS FILED:

[ ]        RULE 13D-1(B)

[X]        RULE 13D-1(C)

[ ]        RULE 13D-1(D)




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 1      NAME OF REPORTING PERSON:
        Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen

        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
        58-6192550

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 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a)                                               [ ]
                    (b)                                               [ ]
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  3      SEC USE ONLY
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  4      CITIZENSHIP OR PLACE OF ORGANIZATION
         The Netherlands
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                       5    SOLE VOTING POWER

                            0
                      ----------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY            1,649,200
      OWNED BY        ----------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH             0
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            1,649,200
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  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,649,200

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 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.25%

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 12      TYPE OF REPORTING PERSON*

         00

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 69806L104                 SCHEDULE 13G              PAGE 3 OF 6 PAGES
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ITEM 1.

         (a)        Name of Issuer
                    Pan Pacific Retail Properties, Inc.

         (b) Address of Issuer's Principal Executive Offices 1631-B S. Melrose Drive
                    Vista, CA  92083

ITEM 2.

         (c)        Name of Person Filing
                    Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke
                     Belangen

         (b) Address of Principal Business Office or, if none, Residence Kroostweg-Noord 149
                    P.O. Box 117
                    3700 AC Zeist
                    The Netherlands

         (c)        Citizenship
                    The Netherlands

         (d)        Title of Class of Securities
                    Common Stock, $.01 par value per share

         (e)        CUSIP Number
                    69806L104

ITEM 3              IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
               13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a)        [ ]  Broker or Dealer registered under Section 15 of the Act

         (b)        [ ]  Bank as defined in Section 3(a)(6) of the Act

         (c)        [ ]  Insurance Company as defined in Section 3(a)(19) of the
                    Act

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act


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CUSIP NO. 69806L104                 SCHEDULE 13G              PAGE 4 OF 6 PAGES
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         (e)        [ ]  Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                    Section240.13d-1(b)(1)(ii)(F)

         (g) [ ] Parent Holding Company, in accordance with Section240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

         (i)        [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

         (j)        [ ]  Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

ITEM 4.         OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

         (a)        Amount Beneficially Owned
                    1,649,200

         (b)        Percent of Class
                    5.25%

         (c)        Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote
               0

         (ii)  shared power to vote or to direct the vote
               1,649,200

         (iii) sole power to dispose or to direct the disposition of
               0

         (iv)  shared power to dispose or to direct the disposition of
               1,649,200


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CUSIP NO. 69806L104                 SCHEDULE 13G              PAGE 5 OF 6 PAGES
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ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              None

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              Not applicable.

ITEM 10.      CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




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CUSIP NO. 69806L104                 SCHEDULE 13G              PAGE 6 OF 6 PAGES
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                                   SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.







Dated:  May 21, 2001





                                      Stichting Pensioenfonds voor de
                                      Gezondheid, Geestelijke en
                                      Maatschappelijke Belangen






					    /S/ J.H.W.R. van der Vlist
                                       By:_____________________________
                                          J.H.W.R. van der Vlist
                                          Director of Real Estate